Exhibit 99.1

GT Advanced Technologies Inc. Announces Results for Quarter Ending June 30, 2012

Exceeds top and bottom line expectations; Reiterates CY12 revenue and earnings guidance

NASHUA, N.H.--(BUSINESS WIRE)--August 1, 2012--GT Advanced Technologies Inc. (NASDAQ: GTAT) today reported results for the second quarter of calendar year 2012, which ended June 30, 2012. Effective April 16, 2012, the company changed its fiscal year-end to December 31. The second quarter of calendar 2012 is the first quarterly period of the company’s nine month transition period ending December 31, 2012.

Revenue for the second quarter of calendar 2012 exceeded the company’s previously issued guidance at $167.3 million, compared to $353.9 million in the first quarter of calendar 2012 and $231.1 million in the second quarter of calendar 2011. Revenue by business segment for the second quarter of calendar 2012 was $121.5 million in polysilicon, $9.4 million in photovoltaic (PV), and $36.3 million in the sapphire segment, which was primarily ASF™ equipment revenue.

Gross profit for the second quarter of calendar 2012 was $60.2 million, or 36.0 percent of revenue, compared to $152.3 million, or 43.0 percent of revenue in the first quarter of calendar 2012 and $113.4 million, or 49.1 percent of revenue for the second quarter of calendar 2011.

Operating margin for the second quarter of calendar 2012 was 14.7 percent of revenue, compared to 32.8 percent of revenue in the first quarter of calendar 2012 and 34 percent of revenue in the second quarter of calendar 2011.

In the second quarter of calendar 2012, the company had net income of $14.8 million, compared to $79.1 million in the first quarter of calendar 2012 and $52.1 million for the second quarter of calendar 2011.

Non-GAAP net income was $19.2 million in the second quarter of calendar 2012, compared to $83.9 million in the first quarter of calendar 2012 and $56.1 million for the second quarter of calendar 2011.

Earnings per share on a fully-diluted basis was $0.12 in the second quarter of calendar 2012, compared to $0.65 for the first quarter of calendar 2012 and $0.41 for the second quarter of calendar 2011.

Non-GAAP earnings per share on a fully-diluted basis was $0.16 in the second quarter of calendar 2012, compared to $0.69 for the first quarter of calendar 2012 and $0.44 for the second quarter of calendar 2011.

At the end of the second quarter of calendar 2012, cash and cash equivalents was $332.4 million and the company had $145 million of debt. This compares to $350.9 million of cash and cash equivalents at the end of the first quarter of calendar 2012 which included $75 million of debt and $473.4 million of cash and cash equivalents at the end of the second quarter of calendar 2011 which included $95.6 million of debt.

As of June 30, 2012, the company’s backlog was $1.6 billion. This included approximately $758.6 million in the polysilicon segment, $137.8 million in the PV segment and $697.5 million in the sapphire segment. Included in the total backlog was approximately $149.3 million of deferred revenue.

New orders for the second quarter of calendar 2012 were $13.8 million and included $0.4 million of polysilicon orders, $8.5 million of PV orders and $4.9 million in sapphire orders. The company had $31.9 million of negative adjustments to backlog related to the termination of a single ASF sapphire contract which the company had previously indicated it anticipated due to the customer’s failure to perform.

Management Commentary

“We are pleased with our performance in the June quarter as we exceeded expectations, a notable accomplishment given the continued headwinds in the solar and LED markets that we serve,” said Tom Gutierrez, president and chief executive officer. “Our PV and sapphire businesses performed in line with our expectations while our polysilicon business out-performed with an incremental $53 million of revenue recognized in the quarter. Our total backlog remains solid and our assessment of backlog risk remains unchanged from our analysis one quarter ago.

“We remain committed to investing in next generation technologies and product innovations in our core businesses to solidify our market leadership and develop new opportunities,” continued Gutierrez. “In addition, we continue to explore ways to further diversify the company’s portfolio into new high growth areas. During the quarter we added $70 million of debt in anticipation of several potential investments that are under discussion.”

Business Outlook

The company reiterated its revenue and earnings guidance for the 12-month period ending December 31, 2012 (“calendar year 2012”). For this period, the company continues to expect revenue in the range of $925 million to $975 million and non-GAAP earnings per share on a fully diluted basis in the range of $1.30 to $1.40. Please refer to the definition of non-GAAP net income below.

The company will provide additional details on its calendar 2012 guidance during its live webcasted conference call tomorrow morning. See details below.

Investor Financial Summary Document

A comprehensive summary of the company’s financial performance can be found on the Investor Relations section of its website in the “Featured Documents” section and the “Q2 CY12 Earnings Call” webcast page. To access: http://investor.gtsolar.com.

Conference Call, Webcast

Tomorrow morning, Thursday, August 2, 2012, at 8:00am ET the company will host a live conference call to discuss quarterly results and the company’s longer-term outlook with Tom Gutierrez, president and chief executive officer and Richard Gaynor, chief financial officer.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Advanced Technologies’ website, http://investor.gtat.com/. No password is required to access the webcast. A slide presentation will accompany the call.

The live call can also be accessed by dialing 877.556.5921 for callers in the United States and Canada and 617.597.5474 for international callers. The telephone passcode is GTAT.

A replay of the call will be available through November 1, 2012. To access the replay, please go to http://investor.gtat.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 888.286.8010 for callers in the United States and Canada, or 617 801.6888 for international callers. The telephone replay passcode is 40758279.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a global provider of polysilicon production technology and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Advanced Technologies, please visit www.gtat.com.

GT Advanced Technologies Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	June 30,	March 31,
	2012	2012

Assets
Current assets:
Cash and cash equivalents	$332,350	$350,903
Accounts receivable, net	41,375	65,676
Inventories	202,712	193,295
Deferred costs	67,468	91,740
Vendor advances	84,196	85,396
Deferred income taxes	15,372	13,857
Refundable income taxes	1,516	1,516
Prepaid expenses and other current assets	15,653	12,117
Total current assets	760,642	814,500

Property, plant and equipment, net	110,696	99,982
Other assets	17,335	20,306
Intangible assets, net	83,810	86,357
Deferred cost	4,138	9,293
Goodwill	102,152	102,152
Total assets	$1,078,773	$1,132,590
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$9,063	$3,750
Accounts payable	51,040	34,323
Accrued expenses	27,784	37,074
Contingent consideration	8,304	16,071
Customer deposits	274,230	334,098
Deferred revenue	133,594	165,149
Accrued income taxes	5,160	37,620
Total current liabilities	509,175	628,085

Long-term debt	135,937	71,250
Deferred income taxes	37,023	38,918
Deferred revenue	15,673	31,010
Contingent consideration	6,458	6,402
Other non-current liabilities	587	547
Accrued income taxes	25,202	24,824
Total liabilities	730,055	801,036
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.01 par value; 500,000 shares authorized, 118,672 and 118,331 shares issued and outstanding as of June 30, 2012 and March 31, 2012, respectively	1,187	1,183
Additional paid-in capital	134,133	131,563
Accumulated other comprehensive loss	(354)	(187)
Retained earnings	213,752	198,995
Total stockholders' equity	348,718	331,554
Total liabilities and stockholders' equity	$1,078,773	$1,132,590

GT Advanced Technologies Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	July 2,
	2012	2011

Revenue	$167,252	$231,096
Cost of revenue	107,046	117,707
Gross profit	60,206	113,389
Operating expenses:
Research and development	13,939	11,272
Selling and marketing	3,827	6,153
General and administrative	15,288	16,208
Amortization of intangible assets	2,547	1,070
Total operating expenses	35,601	34,703
Income from operations	24,605	78,686
Other income (expense):
Interest income	6	91
Interest expense	(979)	(3,512)
Other, net	(485)	(77)
Income before income taxes	23,147	75,188
Provision for income taxes	8,390	23,119
Net income	$14,757	$52,069
Net income per share:
Basic	$0.12	$0.41
Diluted	$0.12	$0.41
Weighted-average number of shares used in per share calculations:
Basic	118,444	125,927
Diluted	119,379	128,561

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

GT Advanced Technologies Inc.
Reconciliation of GAAP to non-GAAP results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	July 2,
	2012	2012	2011

Non-GAAP Net Income & Earnings per Share

Net income	$14,757	$79,073	$52,069

Non-GAAP adjustments:

Amortization of acquired intangible assets	2,547	2,546	1,070
Stock-based compensation	4,103	4,171	3,120
Third party acquisition related expenses	246	223	130
Non-cash portion of interest expense	238	177	2,214
Income tax effect of non-GAAP adjustments (1)	(2,710)	(2,327)	(2,489)

Non-GAAP net income	$19,181	$83,863	$56,114

Non-GAAP earnings per diluted share ("Non-GAAP EPS")	$0.16	$0.69	$0.44

Diluted weighted average shares outstanding	119,379	120,738	128,561

(1) The Company utilized the with and without method to determine the income tax effect on non-GAAP adjustments.

Use of Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), GT Advanced Technologies is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). We believe that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts company performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing our performance to prior periods and to the performance of our competitors. Management also uses these measures in its financial and operational decision-making.

We define "non-GAAP net income" as GAAP net income excluding share-based compensation expense, amortization of acquired intangible assets, acquisition and acquisition related expenses, and the non-cash portion of interest expense. We consider non-GAAP net income to be an important indicator of our operational strength and performance of our business because it eliminates the effects of events that are not part of the Company's core operations.

We define "non-GAAP earnings per share on a fully-diluted basis" as our non-GAAP net income divided by our weighted average shares outstanding on a fully-diluted basis.

Forward-Looking Statements

Some of the information in this press release relate to future expectations, plans and prospects for our business and industry that constitute “forward-looking statements” for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, all statements under the caption “Business Outlook,” the company’s estimates for future periods (including for twelve month period ending December 31, 2012) with respect to revenue, non-GAAP fully diluted earnings per share and other financial information relating to our operations, the risks related to backlog remains small and unchanged from analysis one quarter ago, continuing commitment to investing in next generation technologies and product innovations in core businesses to solidify market leadership and develop new opportunities, continuing to explore ways to further diversify the company’s portfolio into new high growth areas and anticipation that the company will make several potential investments in the future. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the company’s control, which could cause actual events to differ materially from those expressed or implied by the statements (including that the company’s actual performance for the twelve month period ending December 31, 2012 may be materially different than that referenced under the caption “Business Outlook”). These factors may include the possibility that the company is unable to recognize revenue on contracts in its order backlog. Although the company’s backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our fiscal quarter ended June 30, 2012, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the impact of continued decreased demand and/or excess capacity in the markets for the output of our solar and sapphire equipment, general economic conditions and the tightening credit market for having an adverse impact on demand for our products, the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the company’s products and various other risks as outlined in GT Advanced Technologies Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the company’s annual report on Form 10-K for the fiscal year ended March 31, 2012. Statements in this press release should be evaluated in light of these important factors. The statements in this press release represent GT Advanced Technologies Inc.’s expectations and beliefs as of the date of this press release. GT Advanced Technologies Inc. anticipates that subsequent events and developments may cause these expectations and beliefs to change. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
GT Advanced Technologies Inc.
Media
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtat.com
or
Investors/Analysts
Ryan Blair, 603-681-3869
ryan.blair@gtat.com